Exhibit 99.1

PARTICIPANTS

Corporate Participants

Jennifer Powers – Vice President-Investor Relations, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Adrienne Yih – Analyst, Wolfe Research LLC
Susan K. Anderson – Analyst, FBR Capital Markets & Co.
Kimberly Conroy Greenberger – Analyst, Morgan Stanley & Co. LLC
Paul Lejuez – Analyst, Citigroup Global Markets, Inc.
Brian Jay Tunick – Analyst, RBC Capital Markets LLC
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC
Lorraine Maikis Hutchinson – Analyst, Bank of America Merrill Lynch
Simeon A. Siegel – Analyst, Nomura/Instinet
Anna Andreeva – Analyst, Oppenheimer & Co., Inc. (Broker)
Marni Shapiro – Managing Partner, The Retail Tracker
Betty Chen – Analyst, Mizuho Securities USA, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Chico’s FAS Fourth Quarter 2016 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Jennifer Powers, Vice President, Investor Relations. Please go ahead.

Jennifer Powers, Vice President-Investor Relations

Thanks, Carey, and good morning, everyone. Welcome to Chico’s FAS fourth quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer.

As a reminder, any forward-looking statements that we make today are subject to risks and uncertainties, the most important of which are described in our SEC filings and in today’s earnings release. In these remarks, we are excluding Boston Proper from all financial data discussed for comparability purposes.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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Additionally, we’ll refer to adjusted earnings per share, which is a non-GAAP financial measure. A reconciliation to our GAAP earnings per share is included in today’s press release for your reference.

And with that, I’ll turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director

Thank you, Jennifer, and good morning, everyone. It’s hard to believe that it’s been a year since my first earnings call with the company. And what a year it’s been. In that first call, I introduced four new focus areas for the company; evolve the customer experience, strengthen our brand’s positioning, leverage actionable retail science, and sharpen our financial principles.

As you can see from our fourth quarter results released this morning, our entire Chico’s FAS team has embraced these focus areas, and we are making great progress on our cost reduction and operating efficiency initiatives.

I will discuss in more detail the progress we made on those initiatives during the year and why we believe that we are positioning Chico’s FAS for continued growth and improved value creation. But first, let me review our fourth quarter performance.

The company’s earnings per share for the fourth quarter were $0.10, double our adjusted earnings per share of $0.05 last year. Our ongoing strategy to effectively manage promotional activity drove gross margin leverage.

Meaningful progress on our cost reduction and operating efficiency initiatives generated significant SG&A savings and sales leverage, and our operating margin rate increased by 230 basis points to 3.6% from 1.3% last year.

This is the second quarter in a row our operating margin rate increased by more than 200 basis points, demonstrating the traction created by our initiatives and leading us towards our goal to return the company to double-digit operating margins by 2019.

As we continue to work on our cost reduction and operating efficiency initiatives, we remain on track to achieve our target of $100 million to $110 million in annual savings.

In addition to creating a more efficient organization, these savings initiatives are preparing our company for the next phase of our strategic plan, establishing and building on our robust growth platforms. We expect to begin implementing those growth initiatives this fiscal year.

I want to briefly discuss the performance of each of our brands in the fourth quarter. The Chico’s brand drove meaningful performance improvement over last year’s fourth quarter. Reducing promotions and improving inventory management enabled the brand to expand merchandise margin and leverage SG&A expenses despite a comparable sales decline of 4.8%.

Woven tops, denim, and pants continue to be strong categories. Chico’s no-iron silky-soft shirt and Juliet pants were fashion drivers. The brand’s woven tops featured new innovative fabrics along with on-trend feminine details. In fact, both the denim and woven top categories saw their highest Q4 sales volume ever.

Conversely, knit tops, sweaters and jackets, did not perform as well. Our customer is favoring longer lengths in jackets and knit tops, which you’ll see in our boutiques and online this spring.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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Diane Ellis started this past November as Chico’s Brand President. She has been reviewing the business from every angle to deepen her understanding of Chico’s performance, customer profile and opportunities.

We know that a large portion of our target customers are still working and have families at home. Soon you’ll see us focus more on those customers with marketing that highlights the women in every aspect of their lives and emphasizes the versatility of Chico’s clothing assortment.

As for product changes, Diane is listening to the most important voice there is; the customers. For example, the longer lengths in jackets and knits that I discussed earlier were voted on by our customers. The Chico’s team is working on other product changes as well, such as updating and differentiating key basics and leveraging Chico’s heritage and core competency to infuse more novelty and fashion into those items.

In just over three months, Diane has developed keen insights about our loyal customers and future opportunities, and has begun to influence design and marketing strategies. Looking ahead, she and her team are employing retail science to perform a psychographic customer segmentation analysis that will enable the brand to develop more cohesive and resonant design, merchandising and marketing strategies.

Now on to White House Black Market. White House Black Market had a very strong Q4 compared to last year. Comparable sales were down just 60 basis points, even as the brand successfully reduced promotions and drove more profitable sales.

Woven tops, jackets, and denim continue to be winning categories for White House. As we said last year, we would go after dresses and we are now winning there also after executing a reinvention on our dress assortment.

White House Black Market positioned greater quantities of woven tops and dresses this year based on trends and learnings from last Q4. At the same time, the brand strategically pulled back on sweaters, knits, and skirts, which are still important, but less so than in past seasons.

Importantly, our careful positioned sweaters were more profitable than last year as we offered more seasonless and fashionable styles. Knits have also started to rebound, which is an encouraging sign. In the spring, the brand is emphasizing its new pant program, the body-defining ankle pant, bringing out the best in every body.

White House Black Market is also leveraging the artisan movement by featuring uniquely detailed and on-trend embroidered pieces. With the transition to spring, dresses are more casual, less structured and are made with softer fabrics.

In January, White House Black Market made progress on evolving the customer experience with the successful launch of the brand’s new website. This new fully-integrated online shopping experience mirrors the amazing personal service that you’ll find in our boutiques.

A personal stylist is available at the click of a button, navigation is improved, curated collections are emphasized and the website is easy to shop from any device. Conversion has been better than expected and she is spending more time on our site.

As you may recall, Chico’s launched its new website last year. The White House website leveraged our shared service model and the same web platform in its launch, as will Soma when it launches its new website later this year.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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Now on to Soma. Soma’s Brand President, Laurie Van Brunt will be retiring at the end of March. Under Laurie’s direction, Soma evolved from an intimate apparel concept born under the Chico’s label into a strong profitable brand well-positioned for growth. I want to thank Laurie for guiding Soma through this period of expansion.

We already have a search well underway and have identified several potential candidates. We look forward to this new leader building on Soma’s successes and taking advantage of the opportunities that lie in front of the brand.

Moving on to Soma’s fourth quarter performance. Comparable sales were up 40 basis points, which is the brand’s 30 increase over the last 31 quarters for a two-year stack of 2.5%. Holiday is an important season for the Soma brand, and this season, the brand stepped up its marketing efforts with television advertising and holiday promotions. The product and promotions resonated with our customers and drove the best Thanksgiving week in the history of the brand from a sales and margin perspective.

However, like much of retail, traffic woes led to a slow December, but sales rebounded post holiday. Bras, panties and sleepwear were the strongest categories at Soma. Loungewear, dresses and sport were weaker categories as the brand continues to refine its brand positioning and grow its customer base.

The initial launch of Sport was strong, but that momentum has not continued, and we are disappointed with performance since then. To address this, Soma is retooling the collection and utilizing many of the solution-providing technologies that our customers have grown to expect, such as slimming, shaping, and body-flattering support features.

Looking ahead to spring, Soma will be featuring an expanded swimwear assortment in all stores and online that will emphasize more useful fashion silhouettes and bikinis. And as Soma customers always love newness in bras, Soma will be offering a more innovative take on a perennial favorite.

Now let me turn to the progress we’re making on our cost reduction and operating efficiency initiatives. We are now in the final stage of our supply chain project, defining and implementing advanced capabilities.

Our first priority, Fast Track, will be implemented by the end of Q2. Fast Track will allow the brands to fill budgeted open-to-buy in their assortments either with extensions of winners or with products made from pre-positioned fabric. Enhancing our test, read and react and chase capabilities will be in place by the end of Q4. Implementing these advanced capabilities furthers our progress towards leveraging actionable retail science.

Our newly formed business development, international and strategy team is in the process of researching and developing our go-to-market strategy. We’re expanding our global footprint and identifying complementary channels of distribution. We look forward to providing more details on this opportunity as it progresses.

We are pleased that we drove substantial growth in operating margin and earnings during the fourth quarter. But we know that we still have a lot of work left in front of us as we continue to execute on our cost reduction and operating efficiency initiatives and manage the transformative organizational change.

Ensuring successful implementation of our initiatives will remain a critical priority for this year, as we secure our foundation for top-line growth and begin to ramp up our revenue-driving actions in fiscal 2017.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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I am incredibly proud of our teams and what we have accomplished over the last 12 months. We redesigned our organization to be more nimble and leaner with clear distinction between brand and shared-service functions so the brands have more control over their brand equity and we have appropriately leveraged our shared-service structure.

We redesigned supply-chain strategies that will improve how teams work together, shortened the cycle time of our products and enhanced how we present our beautiful products to our customers as she shops our store and online. We formed new advanced analytics team which will leverage retail science and our rich customer data to drive enhanced marketing, product, and back-of-the-house analytics aimed at improving operational performance.

And as mentioned earlier, we also formed a new business development, international and strategy team. This team is tasked with identifying and integrating new channels of distribution into our business in order to drive topline improvement.

We enhanced corporate governance by bringing in a seasoned general counsel, adding new independent directors, restricting over boarding, declassifying the board and instituting proxy access, and the list goes on and on.

In summary, our many actions and many accomplishments culminated in a business that leveraged merchandise margin, delivered substantial SG&A savings and improved profitability year-over-year.

And now, I’ll turn the call over to Todd.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary

Thanks, Shelley, and good morning, everyone. Our fourth quarter performance once again demonstrates our commitment to delivering on the promises we make and our ability to drive healthy sales, decrease expenses, and grow profits. As a result of our efforts, the company’s adjusted earnings per share doubled to $0.10 compared to last year’s fourth quarter.

Overall, we met or exceeded all of the data points from our outlook last quarter. Comp sales were in line with the expectations we discussed on last quarter’s call and also, as expected, we achieved a meaningful improvement in merchandise margin. In addition, we expanded gross margin by 80 basis points.

Last quarter, we also said that we would decrease SG&A expenses as a percent of sales, which we did, resulting in a reduction of $14 million in the fourth quarter, leveraging sales by 150 basis points. We also said inventory would be down compared to last year and on-hand inventory was down by 4%.

The fact that we entered the quarter with our inventory clean and we tightly managed receipts allowed us to execute on our strategy to be less promotional than last year and drove significant merchandise margin and gross margin expansion. Together with the SG&A savings generated by our cost reduction and operating efficiency initiatives, adjusted operating income increased by 230 basis points. Adjusted net income more than doubled to $13.5 million versus $6.2 million last year.

This past year really was a tale of two halves. Our first half performance was relatively softer as we established these initiatives that resulted in significant earnings improvements in the second half of the year. Together, the two halves resulted in a full year that demonstrates our progress towards positioning the company for even greater success and value creation.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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For the year, we leveraged merchandise margin by 20 basis points. We generated $56 million in adjusted SG&A savings, with $20 million of that amount due to our marketing realignment and spend optimization initiative. We improved our adjusted operating margin rate to 7% from 6.6% last year and we increased adjusted earnings per share by 8% to $0.81 from $0.75 last year.

We also continued to generate robust cash flows and maintain a sound balance sheet. We ended the quarter in a strong cash position with $192 million in cash and short-term investments. Our free cash flow increased by $88 million to $200 million. This is our second highest level of free cash flow ever.

Our capital allocation strategy continues to emphasize value-creating investments and capital returns. 2016 capital expenditures totaled $48 million, mostly comprised of investments in existing stores and technology.

During the quarter, we opened four new stores and closed 13, and for the year, we opened 17 new stores and closed 34. During the fourth quarter, we returned $30 million to shareholders by repurchasing 1.6 million shares of common stock for $20 million at an average price of $12.81 and by paying $10 million in dividends.

For the year, we repurchased 8.1 million shares for a total of $96 million at an average price of $11.88, and we paid $42 million in dividends. As of year-end, $164 million remains outstanding under our current share repurchase authorization.

Next, I’ll update you on our financial outlook for 2017. We plan to focus on healthy sales, increasing overall earnings by streamlining promotions, actively managing inventory and controlling expenses. Our priorities have not changed. We are still focused on successfully completing the series of complex cost savings and operating efficiency initiatives that we announced last year. With that focus, we expect comparable sales to be down a low single-digit percentage for the year, particularly as we continue to reduce promotional activity.

We will manage inventory tightly planning our receipts down to last year, resulting in an expected expansion of 50 basis points to 100 basis points in gross margin and in an expected reduction in on-hand inventories. We plan modest SG&A leverage with a headwind from an expected return to target levels of incentive compensation and a return to a normalized level of technology investment.

We are continuing to work toward completing the cost savings and operating efficiency initiatives that we announced last year, and we remain on track to achieve our target of $100 million to $110 million of annualized savings in the aggregate. To-date, we have realized approximately $30 million of these savings. And in 2017, we expect to realize approximately $50 million, which is included in the gross margin and SG&A targets that I just provided.

We expect the $50 million of 2017 savings to include $15 million of savings from the organizational redesign and $10 million in marketing savings, both of which we expect to be generated mostly in the first half of the year. $15 million of the savings will come from non-merchandise procurement, which should be more weighted towards the second half of the year, and the final $10 million of savings and costs will come in cost of goods sold as a result of the supply-chain initiative. We expect to start realizing these supply-chain savings in the second half of 2017 with progress ramping even more into the first half of 2018.

Overall for the year, we expect to see steady improvement in operating margin that will further advance our progress towards our target of double-digit operating margin by 2019.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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Two years ago, we announced our plans to close 155 stores excluding Boston Proper over the three-year period of 2015 to 2017. To date, we have closed 83 of those stores.

In fiscal 2017, we’re planning to close approximately 50 stores, while taking advantage of select short-term extensions when terms are favorable. As we’ve stated before, the closures will primarily be in the Chico’s and White House Black Market brands.

The high sales transfer rates from our loyal customers combined with the strength of our online business reinforces our belief that rationalization of our fleet will lead to improved company performance over time.

Ongoing evaluation of our store fleet will continue to be an important part of our strategy. We will determine the timing of future closures in a way that best optimizes the footprint, lease terms, and expiration dates.

We estimate a more normalized level of capital expenditures of $70 million to $80 million in 2017. Our estimate reflects our plans to open approximately 10 stores spread across each of our three brands. In addition, we will continue to invest in existing stores and technology to advance our priority to evolve the customer experience.

In conclusion, we are proud of the momentum that we’re seeing in the business and the improvement in profitability that is resulting from our efforts to transform the company for the future.

Yet again, we executed on our plan. We were less promotional and generated healthier sales, which resulted in merchandise margin and gross margin improvements. We’ve reduced our SG&A expenses further leveraging sales.

Our operating income dollars more than doubled, while our operating margin rate increased by 230 basis points. And importantly, we doubled our adjusted earnings per share to $0.10, up from $0.05 last year.

Our successful execution of our strategic plan and our strong financial results reinforce our confidence in the future.

And with that, now I will turn the call back over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director

Thanks, Todd. The magnitude of positive change across Chico’s FAS has been significant. While we expect this challenging retail environment to continue, we believe that our agility in adjusting and refining our operating model will ensure our long-term success.

We believe the future is bright for Chico’s FAS. We are transforming our company for long-term profitable growth and value creation. The steps we have already taken are delivering improved efficiency, earnings, and profitability.

Our organization is energized and we clearly understand that our brand’s positioning, our beautiful merchandise, and our connection with our customer are at the core of all of our efforts. We see tremendous opportunities for growth for our powerful and differentiated brands, and we continue to deliver on our four focus areas. We are strengthening on our foundation and priming our company for sustainable earnings growth in the future.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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Thanks. And with that, I’ll turn the call back over to Jennifer for Q&A.

Jennifer Powers, Vice President-Investor Relations

Thank you, Shelley. At this time, we’d be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question.

And now I’ll turn the call back over to Carey.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Adrienne Yih of Wolfe Research. Please go ahead.

<Q – Adrienne Yih – Wolfe Research LLC>: Thank you very much. Good morning and excellent quarter in a very, very tough environment, so kudos to everybody. Shelley, I guess my first question is for you. What are you seeing on the competitive landscape? For the holiday, there were other sort of missy retailers that continued to struggle. Ann Taylor is now part of Ascena, so is that -- are they becoming less of a threat or a competitive threat? So if you can talk anything about, give any details on that. And then, January early spring reads, I know it’s very, very early, but you tend to be a spring first-half story, so if you can give us any color on that that would be fantastic. Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll start and then I’ll turn that over to Todd. First of all, we’ve made a real concerted effort to focus on our customer and not to focus necessarily on our competitive actions and so we looked at our customer, at our customer’s needs and at the health of the business and for Q4 we made a real concerted effort to understand what our customer wanted and how she wanted to purchase that and with real focus on inventory and with careful control of promotions.

So being promotional when we needed to entice her and excite her about our brand, but not be promotional and not drive profitable sales. And so we just made a real concerted effort to focus on our customer in Q4 and not necessarily looking at our competition in that way.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Hi, that’s perfect. And then in terms of spring versus fall, you’re right. We do – we have historically had much more of our sales and profitability in the first half of the year, so those are very important times for us. As we’re going into the year and as we look at our outlook for the full year, what I say is, there’s kind of puts and takes as we go through the year, but we would expect that general outlook to apply across the year.

First half, we’re going to continue to be very focused on rationalizing our promotions, which should help bolster our gross margin, but may kind of dampen some of that top-line growth and that is a tradeoff we will make every day. And then on the flipside for SG&A, SG&A we are wrapping around on some good savings that we generated at the end of second half. Just as I look at SG&A, the first half will be probably the toughest comparison from an incentive comp perspective. So that may mute some of the gains we’ve been seeing recently, but certainly as we go into second half looking for much of the same, continued gross margin expansion and slight SG&A leverage.

<Q – Adrienne Yih – Wolfe Research LLC>: Okay. And then just the 53rd week impact if you have that?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes. So, roughly expecting sales of about $35 million in the week and it really ends up being a week that is immaterial from a profit perspective for us.

<Q – Adrienne Yih – Wolfe Research LLC>: Great. Thank you very much and best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Susan Anderson of FBR. Please go ahead.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Good morning. Let me add my congrats, a very nice quarter in a very tough environment. Shelley, I was wondering if maybe you could talk

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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about the new channels of distribution and the team that you’ve tasked with this, maybe just talk about kind of what channels these are. Are you thinking wholesale or more international?

And then I guess on the merch margin too, maybe just a little bit more color. It sounds like 20 bps merch margin [indiscernible] (29:12) leverage and does that mean that your new kind of leverage point is minus low single digits? Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you for the question. We’re excited about the team that we’ve assembled and we’ve got real strength both in strategy, business development and in international.

And I think the best way to think about it is we have two very iconic brands in White House Black Market and Chico’s and a real growing brand in Soma. And right now the only channels that those products are sold in are our own, right, in our own boutiques and online.

We’ve got a very small, but we’re very happy with the international business that we have in Mexico. But the opportunity for us is in multiple channels, where our products is sold, who we partner with -- with a like psychographic or demographic and the opportunity to have both our products sold elsewhere and to think about those iconic brand names that we have and that specific targeted customer who loves us.

With over 90% of our revenue coming through our loyalty programs, we understand our customer and her affinity and affection for our brand and her likelihood of shopping in others, probably in a way with a deeper and longer connection than most retailers. So what we’re looking to do with those alternative channels is partner with like-minded retailers and like-minded ways in which we can channel that product.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And in terms of our leverage point. So, yeah, we mentioned that merchandise margin was up 20 basis points for the year. I think, importantly, in Q4 you saw us getting to the point where our gross margin actually increased by 80 basis points. And store occupancy overall only deleveraged by a whopping 10 basis point.

So we’ve been working very hard as we close stores and rationalize stores, as we look at optimizing our rents, we’re looking for ways to continue to bring that leverage point down and make sure that we’re able to drive those merchandise margin savings through to gross margin and ultimately to earnings. So we have seen that leverage point drop and I would expect it to continue to. Going forward, really – we’re looking at merchandise margin flowing through to gross margin and store occupancy being much less a piece of the story.

<Q – Susan Anderson – FBR Capital Markets & Co.>: That’s great. Well, congrats again and good luck next quarter.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Great. Thank you.

Operator: The next question comes from Kimberly Greenberger of Morgan Stanley. Please go ahead.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you so much. Good morning. I’m wondering if you – Shelley, if you felt like the fourth quarter level of promotional activity was sort of normalized or as you go through fourth quarter 2017, you’ll still have an opportunity to bring promotions down. I’m just wondering how far do you think you can take the reduced promotional activity, and is there maybe even an opportunity to continue along this path in 2018? This obviously is a key piece of the gross margin recovery. So, how do you think about

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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transitioning? How long is the road for ongoing reduction in promotional activity? How long could it last?

And then how – what’s the handoff at the end of that road? What are the other levers that you start to look to deploy in order to either continue to drive gross margin or maybe start driving traffic into the stores? Thanks so much.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you. Well, we had the opportunity through, looking at past history to understand what very, very aggressive fourth quarter promotions look like, and having had that opportunity to look at that and analyze that, our goal in Q4 this year was to drive profitable sales and to have real quality sales.

And remember, with over 90% of our transactions going to our loyalty program, we have the opportunity to understand our customer and what will get her off the couch or get her to her mobile phone maybe greater than other people do. And so as we very purposefully lowered our promotional level for Q4, we did it in a way to understand the profitability of sales and the loyalty of the customers that we can drive in.

And so there isn’t a specific goal at the end of that rainbow that say, we want our promotional level to be X. We want an appropriate promotional level that will drive excitement and revenue to our consumer, but will give us profitable sales at the end of the day. I mean, you’ve seen people who – competitors and we’ve studied them including our own behaviors in the past that can get some action on the top line which results in a very depleted revenue source, and because we study that pretty carefully, we’re continuing to look at what the right most profitable level of promotion in order for us to drive our retail sales, but bring home the bacon at the end of the day.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And I’d probably throw on there too, I think maybe part of your question, Kimberly, is what are the future actions that help continue to drive us towards that double-digit operating margin, and the truth is we are in the early stages of fully understanding the implications of all of the promotional and clearance activity as well as some of the things that we’re doing on an inventory-management perspective. So we talked about in the past retail science and leveraging that retail science.

We’ve got a team in place now that really just has been put in place that is taking our level of understanding of how our customers react to different levels of inventory, types of inventory, types of promotions to a whole new level, and that’s part of as we look to 2017, looking to 2017 being more of a year where we see that gross margin improvement. 2016 was kind of the year of SG&A expansion and 2017 more of that operating income we’d expect to come from gross margin and probably a more balanced shift between the two going forward after that.

So still plenty of opportunities in there. We’ve kind of taken the position that we don’t want to get too far ahead of ourselves and talk about things that we haven’t fully formed. So we’re at this point still at the point of getting into some of the details and defining more specifically exactly how much some of these things can drive, but there is absolutely opportunity there.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Our next question comes from Paul Lejuez of Citi. Please go ahead.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Hey, thanks. Todd, can you talk about the average sales volume of the stores that you expect to close in 2017? You’ve talked about sales

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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transfer rates in the past. At one point you’re seeing very high rates. Just wondering how that is changing as you’ve had more store closed over the past year. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So I – not surprisingly the average store volume of stores we’re closing is lower than the overall average. They tend to be the stores in general that are either underperforming or have the opportunity for a lot of sales transfer. So, though we haven’t thrown out an exact number, it’s well less than our overall average.

What I would say in terms of sales transfer, we continue to see very high rates of sales transfer that are, we think, industry leading. That loyalty of our customer is incredibly important. And I’d say as we get further and further into this, it wouldn’t shock me to see that I come down a scooch, but as a general rule, like I said, still seeing very high rates that are very encouraging to us as we look to continue the rationalization going forward.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Any quantification there, Todd?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think we’re still in the process. We said that we would be closing 50 stores this year. And there were a number of stores that we ended up extending on very short-term leases, I think a year, because the economics just made sense to and we want to see how things play out further in particular markets.

So it’s something that we’re continuing to look at absolutely in a much more robust way than we ever have in the past and so it will continue to develop. As we have more information, we’ll definitely provide it.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: All right. Thanks. Good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

Operator: The next question comes from Brian Tunick of Royal Bank of Canada. Please go ahead.

<Q – Brian Tunick – RBC Capital Markets LLC>: Thanks. Good morning, everyone. I guess two questions. One, Shelley, have you had a deeper thought listening to retail and this holiday season about what the right store count ultimately should be and where maybe the DTC or ecommerce penetration should get to? Do you think 30% to 40% DTC penetration long-term is the right number for the company? And as DTC continues to grow, a lot of retailers blaming shipping and handling and logistic costs on some of the margin pressure. Are you guys experiencing that or are there any offsets that you’re able to pass through? Thanks very much.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you for the question. I don’t feel burdened by our boutiques, all right. We have 1500 stores out there in the marketplace and I love them. And in this world of differentiating yourself, specialty retail is only awesome if you’re special, and so finding a way to make each interaction an experience that our customers have with us, be that on the phone, online, or in the boutique, special is sort of the core of what sets White House Black Market, Chico’s, and Soma apart.

And so as we’ve talked about before, I believe the opportunity to win at the intersection of digital and physical is where it’s at. And you see pure play online retailers looking for a physical manifestation of their brand today. Well, I’ve got 1,500 of them, and so changing the way that our company and our associates and ultimately our customers feel about our stores is that not only are they a sales center, where you can have the most amazing personal service and still have one-to-one interaction with someone that’s going to help you feel fabulous and outfit you.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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It’s also a return center and it’s also a distribution center. We have visible inventory. We have shared inventory. We have many of the tools that you see people struggling to put in today, we have. And so the idea of, with three separate chain, with three different psychographic and demographics that we serve, we have groups that are nearing some of those online-penetration numbers you spoke of as aspirational and we have ones that are significantly behind that based on where our customer is.

And so, I believe that fighting, that shipping cost or finding – certainly you have to change your model and I think what we’re working on becoming more nimble, in creating great efficiencies through shared services, in utilizing our 1500 retail outlets as a sales center, a return center and a distribution center and continuing to talk to our customer, utilize our science to know what she wants, find new channels in which to serve her. To me, there’s nothing but exciting forward-thinking momentum about the changes to the retail business and we’re going to position ourselves to take advantage of them.

<Q – Brian Tunick – RBC Capital Markets LLC>: Great. Thanks very much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. Thank you, Brian.

Operator: The next question comes from Dana Telsey of Telsey Advisory Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Good morning, everyone, and congratulations on the results. As you think about the marketing game-plan and the lower marketing spend, how are you adjusting marketing for 2017 by brand compared to 2016? And just lastly, as you think about sourcing and the opportunities on sourcing, what do you see as the opportunities either from a cost perspective, a margin perspective and any thoughts surrounding the uncertain border tax? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Dana. So I’ll start with marketing and I think it’s fair to say we talked a little bit at our Analyst Day about shifting a lot of our mix of marketing towards more digital mediums, and that is something that continues to be a focus. We find areas where things like TV do still make sense, particularly in summer where we’re trying to introduce a new brand. And we find areas in digital where digital can be much more cost effective, give us a better return on ad spend.

So, linking together the great customer information we have with the spend that we have in marketing, we’re able to get a lot of insights on effectiveness and plan to continue to look at what the most effective ways to communicate with her are. And so we’ll continue to adjust that going forward, the overarching theme being really shifting from traditional TV and circulars and into more digital mediums over time.

<A – Shelley Broader – Chico’s FAS, Inc.>: I think if you look at our organizational restructure, too, that was one of the most major changes to the organization that we made in this last year was we had both a centralized marketing function and we had marketing that lived within the brands.

We now believe that the center is really the reservoir for data analytics and how we think about customer relationship, management and designing the customer journey. But the sharp edges of those brands and the customer-facing aspect of those brands belongs closest to the customer and back in our brands.

And so although we’ve had significant savings through a lot of great hard work from the team on marketing, our marketing expenses are in line with our peers. I mean we’re dedicated to speaking to our customer. We just happen to have that added weapon of a great loyalty program so that we can speak to them pretty effectively one-on-one.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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Operator: The next question comes from Lorraine Hutchinson of Bank of America. Please go ahead.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thanks. Good morning. You’ve made a lot of progress on reducing expenses and changing the organization to set it up for more profitable growth. I was just hoping to hear, Todd, is there a point at which you do need positive sales growth or specifically positive comps at Chico’s to achieve that double-digit margin goal by 2019, and if so what do you view as the drivers to get that positive profitable sales growth going?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks for the question. So, couple of things. First, we – before we threw out the target of double-digit operating margin by 2019, we spent a lot of time pressure testing that and making sure that through a variety of scenarios we still felt confident that we could get to it.

And one of those scenarios was what if sales do end up being not positive for the next few years, and we still feel like we have plenty of levers to be able to get to that double-digit operating margin. As I said, that’s clearly not our preferred route, so there are a number of things that we are working on from a brand perspective that I think will help position us for top-line growth as well.

With Diane Ellis coming in as the new Chico’s President, lots of great initiatives that she is getting started on there, and Shelley mentioned many of them in her script, so I won’t repeat those. But, I think you’re seeing a return to understanding our brand positioning, how we interact with our customer and give her what it is that she’s looking for, how not only our marketing but our merchandising fits within that brand positioning.

We’re seeing kind of a resurgence in a lot of the merchandise focused around Zenergy and travelers. You’re seeing expansion of petites across stores which is a big deal for Chico’s. So lots of work going on and that should help drive that top-line. But there are also lots of things that we’re looking at that don’t make us beholden to that top-line either.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Simeon Siegel of Nomura/Instinet. Please go ahead.

<Q – Simeon Siegel – Nomura/Instinet>: Thanks. Good morning, guys. Todd, could you just give any help quantifying the expected gross margin leverage for the year, kind of any order of magnitude? How much further room you have from a markdown perspective? And then just can you talk to the 50 store closings this year by concept? What was occupancy in Q4 with the rationalizations and how much further savings do you think you have there? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So gross margin leverage, we are looking at about 50 basis points to 100 basis points for the year. I would tell you most of that probably comes from the form of promotional rationalization, so better AUR. We will as we get into our supply-chain initiative in the second half start seeing some of the true cost savings start to flow through. But I think that’s going to be the early flavor of that and probably not nearly as material as the promotional savings we’ll see early in the year.

In terms of the 50 store closures, the way that I would think about it is they are predominantly in Chico’s and White House and pretty evenly split between the two concepts. Soma, obviously, Lori Van Brunt announced that she was retiring. So we’re going to go through that transition and understand with a new person coming in if there’s a different perspective around things. That is

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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something that we’ll talk more about in the future. But at this point, closures really focused on Chico’s and White House and it’s really about optimizing the store fleet.

In terms of store occupancy, we are seeing declines in store occupancy, especially as more and more of those closures come in and take hold. I think I mentioned before our deleverage on store occupancy in the fourth quarter was a whopping 10 basis points, so we are seeing good declines there and expect those to continue as we go forward.

<Q – Simeon Siegel – Nomura/Instinet>: Great. Thanks, best of luck for the year.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

Operator: The next question comes from Anna Andreeva of Oppenheimer. Please go ahead.

<Q – Anna Andreeva – Oppenheimer & Co., Inc. (Broker)>: Great. Thanks so much and good morning to the team. I guess two questions. Todd, curious on the monthly cadence you guys saw during the quarter or any differences in regional performance?

And then secondly as you think about the guidance for comps to be down low singles for the year, it sounds like we should be expecting some improvement in the back half. Any additional thinking by brand and when can we start to see improvement at Chico’s with all the new products rebalancing initiatives and the new leaderships there? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So first to start on Q4, I think it’s – you’ve heard from a lot of people that it was a quarter with a lots of ups and downs on traffic for us. We intentionally went into the quarter with a plan to manage our inventory tightly and so though there were ups and downs on traffic, we really managed the quarter kind of how we had anticipated managing it.

So it’s been widely reported that there was traffic softness in December. We certainly saw that as well. But we’re positioned to really have a lot more control over our own destiny based on where we’re positioned from an inventory perspective. Regionally – there’s always noise regionally, but I would say there’s nothing that is material enough that I would call it out separately.

And then your other question looking forward to 2017 and sales, what I would say is that I think we are looking for a lot of the pieces of our outlook to be pretty consistent across each of the quarters and that includes sales. So I think we have a lot of good things going on the sales line. When we get into the second half, it will also be the time where we are implementing these supply chain initiatives, which include fewer floor sets and lower choice counts which just inherently brings a level of risk to it.

We have looked to mitigate that risk in a lot of ways including doing some tests on those changes, setting ourselves up to be responsive on both merchandising and marketing and taking advantage of the ability to react wherever we need to react, but just given the amount of macro uncertainty and the changes that we’re making to the business, I think we would expect that low-single-digit to be pretty consistent as we go through the year.

<Q – Anna Andreeva – Oppenheimer & Co., Inc. (Broker)>: Thanks. That’s helpful. And similar cadence by brand as well?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think you continue to see much of what you would see. We would expect White House and Chico’s to be in that low-single-digit negative. Soma is on clearly a different growth trajectory as the growth brand, so we would look for something more positive out of Soma.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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<Q – Anna Andreeva – Oppenheimer & Co., Inc. (Broker)>: Okay. Appreciate all the color, best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right, thank you.

Operator: The next question comes from Marni Shapiro of Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hey, everybody. Congrats on a great quarter and on that White House website. It looks really fantastic.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<Q – Marni Shapiro – The Retail Tracker>: Could you talk about some of the smaller parts of the business, in particular, the outlet business and will you plan to open any outlet stores next year? What was the cadence of business like there? And then just if you can touch on the online business, you talked a little bit about transfer to online, but could you talk a little bit about the traffic online, your conversion, and have you been able to pull back on the promotions online like you have in stores? Could you just talk a little bit about how that played out?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, outlets, we’ve actually had a number of positive steps. We have combined a lot of the oversight for outlet knowing it is just a very different experience, different process, and so forth from our frontline stores. So we’ve taken the White House and Chico’s teams and for the things where from a top level we can take advantage of our shared-service model and provide consistent oversight, we have done that and really driving towards in White House more of a made for outlet penetration which has done very positively for us.

We’ve looked to rationalize some of the promotions and generally we are seeing positive results out of the outlets and we do have I think on the books at this point, three new stores for next year that are planned for outlets, two in White House and one in Chico’s. That list is developing as we get further into the year.

Online, we have absolutely managed to pull back on the promotions. And in particular what we’ve done is to get away from the very, very frequent flash sales or get away from the promotions where it’s in red and bold across the top of the website flashing in your face so that you can’t miss it. And we’ve also looked to move less of our clearance through online. And so the combination of those things is leading to very strong margin improvements online and is much more balanced. It’s much more consistent with what you see in-store, which is the ultimate goal to really blend that store and online experience.

<Q – Marni Shapiro – The Retail Tracker>: And are you seeing your customer move back and forth more seamlessly than ever between the two?

<A – Shelley Broader – Chico’s FAS, Inc.>: Yes. As we spoke a little bit earlier sort of that integration in that junction of digital and physical. And so part of – and I’m glad you saw that in the White House web launch is that – that fully integrated experience.

Including the opportunity now to have the most amazing personal service by with the click of a button, you can have a concierge type experience online and really mirroring the experience that you get in-store with the experience that you have online. And so our digital business is strong across all brands. Our customers are very eager to learn about product, wardrobe and in some cases, shop that way. And I put that in that order for a reason.

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The website is not just transactional, it’s also just another touch point on our customer’s journey of how they look at the new collection, how they think about matching something that they already own, how they get a style tip or a style guide. And so it’s making sure that that touch point on that customer’s journey to our brands provides all of the services that they’re used to getting from Chico’s, from White House and from Soma.

And we continue to – one of the great metrics of the White House web launch was the amount of time that the customers are spending on that site. And it’s because the number of pages that they’re looking at, the number of style tips that they’re connecting with. It’s very powerful.

<Q – Marni Shapiro – The Retail Tracker>: Could I just follow -up one last thing there, I’m sorry. But you haven’t moved yet, at least I haven’t noticed in White House for sure to the reserve in store and it seems that this would be ideal for your customer and then for your stylist in store. Is that part of the technology package to come next year or the year after?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yes. I mean, there’s so many exciting opportunities because of the...

<Q – Marni Shapiro – The Retail Tracker>: I was very exasperated.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yes. I mean that was Todd very happy with his yes. Because of the data that we have on our customer, the idea of being able to set up a wardrobing experience for her based on what she’s looking at online and what she already owns is pretty powerful and whether that shows up in her home, whether she comes in and sees that, I mean there’s all kinds of great opportunities for us to do that, so absolutely we are.

<Q – Marni Shapiro – The Retail Tracker>: Okay. Thank you, best of luck for spring.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Betty Chen of Mizuho Securities. Please go ahead.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Thank you. Good morning. I’d like to add my congratulations as well. Shelley, I was wondering if you can talk a little bit about what you said about the Chico’s brand allowing the customers to kind of vote for the styles, curious on how much of that were you able to implement and whether we can see that at the other brands.

And then in a similar vein, the Fast Track and the read and react, can you remind us again how much of that will – how much of the product that will effect and then, I guess, on a separate note, thinking about what’s going on in some of the department store channel and how they’re sort of rationalizing their footprint. Do you think that could have some beneficial lift to, I guess, the Chico’s, White House, and Soma brands given the improvement in styles and the service that you could be providing to some of the customers that may overlap with that channel? Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah, I’ll start and then Todd can jump in at any point. I think I was -- I should have changed my word on you there, I’m sorry. The customers aren’t actually voting positive or negative on that style. I think I meant it more figuratively as in they’re voting with their wallet. And so when we have those longer jackets, for example, we just see the instant movement on those and she definitely tells us through her purchasing pattern that that’s what she likes. Although the idea of online polling for our customers is a cool one and I think it’s one that we’ll take a look at. But I think maybe I meant that more figuratively than literally.

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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The second one on what portion of the cadence of our calendar will be Fast Track and read and react, that differs by brand and that differs by season. And so it wouldn’t really be fair for me to share that. We’ll put it this way, it’s a meaningful enough amount for us to be confident that our sell-through at full price will be greater just based on the idea that we can read and react, we can pre-position fabric that we know she likes and then watch the style of – we – for example, we can position a ponte fabric. We can put two or three pant styles out there, watch and see which one she’s voting with her wallet the greatest, and then we can go ahead and get that particular product in, where before we might have had a heavier commitment upfront on all styles and then done the chase afterwards. So it’s a way for us to be quicker to market, to leverage the size and scale of all three brands when there is like fabric or available manufacturing capacity and then get the right style to our customer quicker.

And then the last one was based off of department stores. There’s a brotherhood in retail and I think you hate to see anybody, especially some of the iconic brands take choice out of the market. We do have a significant overlap with all of our brands in the department store trade. And so that both opens up the opportunity for us to get additional customers and it also opens up the channel for disrupters. And so by no means can we look at the volume that’s being done by traditional department stores and say, as they get smaller, we’ll get larger.

I look at it and say, as they get smaller, the opportunity for disrupters gets larger and it better be us. And we better be disruptive enough and modern enough and forward-thinking enough to take advantage of that space in the marketplace.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: My last question if I could. Todd, maybe on the product costing side, just in general should we expect that to kind of see some benefit in 2017, any differences between first half, second half on top of the supply chain initiatives that you had already talked about?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yeah. I think the story for us this year really is going to be about more promotional rationalization within gross margin. So as we get further into the year and further refine some of our supply chain strategies, cost is absolutely something we’re going to be looking at. But at this point the thing that is clearly on the plan and on the radar is rationalizing our promotions. And so that’s where the initial focus will be.

Now that said, we do have our supply chain initiative coming in in the second half. There’s certainly a cost element to that. If we’re buying fewer floor sets and buying fewer choice counts, then that should enable us to leverage our buys better.

We also are looking at where there are areas that do not touch the customer or brand-specific aesthetic or we can take advantage of our shared-service environment and get leverage with suppliers, with mills, and so forth. So, there’s a lot of things that we are doing that are out there probably still in the refining stage and a little bit early to quantify, but lots of positive things in the pipeline.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Great. Thank you. Best of luck for the new season.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: This concludes the question-and-answer session. I would now like to turn the conference back over to Jennifer Powers for any closing remarks.

Jennifer Powers, Vice President-Investor Relations

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Chico's FAS, Inc.	CHS	Q4 2016 Earnings Call	Feb. 22, 2017
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Thank you, Carey. We apologize for any questions that we did not get to today. As always, I’m available for any follow-up questions if necessary, and now I’ll just turn the call back over to Shelley for some final comments.

Shelley G. Broader, President, Chief Executive Officer & Director

Thank you, Jennifer. Our fourth quarter results demonstrate our ability to navigate this tough environment and provide us with confidence that the actions we’re taking will enable us to achieve our goal of double-digit operating margin by 2019.

So thanks for joining us today and thank you for your continued interest in Chico’s FAS and we look forward to keeping you informed on our progress.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a great day.

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